EXHIBIT 12
----------

                                          SEMCO ENERGY, Inc.
                                  Ratio of Earnings to Fixed Charges
                                        (Thousands of Dollars)


                                            Years ended December 31,
                                            ------------------------


Description                                            2001       2000      1999      1998      1997
---------------------------------------------------  ---------  --------  --------  --------  --------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities,
   discontinued operations and extraordinary items.  $ 14,942   $33,156   $25,653   $15,015   $23,149
Fixed charges as defined. . . . . . . . . . . . . .    45,019    42,604    20,732    14,915    16,709
Less preferred securities dividend require-
   ments of consolidated subsidiaries . . . . . . .   (13,235)   (7,699)     (242)     (274)     (274)
Other items . . . . . . . . . . . . . . . . . . . .         0         0       158       178       178
                                                     ---------  --------  --------  --------  --------

      Earnings as defined . . . . . . . . . . . . .  $ 46,726   $68,061   $46,301   $29,834   $39,762
                                                     =========  ========  ========  ========  ========

Fixed charges as defined (a)
Interest expense. . . . . . . . . . . . . . . . . .  $ 30,945   $32,637   $19,193   $14,191   $15,986
Amortization of debt expense. . . . . . . . . . . .       839     2,268     1,297       450       449
Preferred securities dividend requirements
   of consolidated subsidiaries . . . . . . . . . .    13,235     7,699       242       274       274
                                                     ---------  --------  --------  --------  --------

      Fixed charges as defined. . . . . . . . . . .  $ 45,019   $42,604   $20,732   $14,915   $16,709
                                                     =========  ========  ========  ========  ========

Ratio of earnings to fixed charges. . . . . . . . .      1.04      1.60      2.23      2.00      2.38
                                                     =========  ========  ========  ========  ========

Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation S-K.

(b)  The ratio of earnings to fixed charges calculations for years prior to 2001 have been restated to account  for  the  effect of discontinuing the Company's engineering services business during the fourth quarter  of  2001.